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                                 EXHIBIT 10.34
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                            LONG TERM CARE FACILITY
                             MANAGEMENT AGREEMENT
                             (Evangeline of King)

      THIS LONG TERM CARE FACILITY MANAGEMENT AGREEMENT (the "Agreement") made as of the 25th day of March, 1996, effective as of March 25, 1996, by and between NCHC, INC., a Louisiana corporation ("Lessee"), and WelCare International Management Corporation, a Georgia corporation ("Manager").

                             W I T N E S S E T H :

      WHEREAS, the Lessee presently leases certain real and personal property comprising a certain 120 bed nursing center located in Stokes County, North Carolina (the "Facility") pursuant to that certain lease dated November 12, 1993 by and between Health Care Property Investors, Inc. ("HCPI") and Evangeline of King, Inc. (as amended) and that certain Lease Assignment dated March 25, 1996 by and between Evangeline of King, Inc. and Lessee (collectively the "Lease"); and

      WHEREAS, the parent corporation of Manager, WelCare International, Inc. ("WCI") has loaned to Lessee the sum of Three Million Six Hundred Forty Two Thousand Eight Hundred Forty Six Dollars ($3,642,846.00) (the "WCI Loan") and in connection therewith and with additional financing needs of Lessee, Manager and Lessee desire to provide for additional advances by Manager to Lessee and to provide for the repayment of all such sums, together with interest thereon, and to secure certain additional rights for Manager with respect to the Facility; and

      WHEREAS, the Lessee and Manager also desire for Manager to provide its experience, skill and supervision to manage the Facility on behalf of Lessee under and subject to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual promises and covenants of the parties contained herein and for such other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                       MANAGEMENT DUTIES AND OBLIGATIONS

      1.01 Control Retained by Lessee. Lessee shall at all times exercise overall control over the assets and operations of the Facility, subject to the terms of this Agreement, and Manager shall perform the duties herein required to be performed by it as the agent of Lessee and in accordance with the policies and directives from time to time adopted by Lessee.

      1.02 Changes in Method of Operation. Manager shall make substantial changes in the method of operating the Facility only after timely notification to Lessee of its intention to do so.


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      1.03 Management of Facility. During the term of this Agreement, Manager shall on behalf of Lessee manage all aspects of the operation of the Facility, including, but not limited to staffing, accounting, billing, collections, setting of rates and charges and general administration. In connection therewith, Manager (either directly or through supervision of employees of the Facility) shall:

            (a) Hire or lease on behalf of Lessee and retain (to the extent such personnel are reasonably available in the community in which the Facility is located) an adequate staff of nurses, technicians, nurse aides, office and other employees, including a qualified administrator (the "Administrator") and shall promote, direct, assign and discharge all such employees on behalf of Lessee at Manager's sole discretion; provided, however, that leased employees shall be subject to the direction and control of the lessor of such leased employees. All employees shall be employees of or leased by the Lessee and carried on the payroll of the Facility and shall not be deemed employees or agents of Manager.

            (b) Institute and amend, from time to time general salary scales, personnel policies and appropriate employee benefits for all employees on behalf of Lessee; provided, however, that leased employees shall be subject to the general salary scales, personnel policies and employee benefit programs of the lessor of such leased employees. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (c) Issue appropriate bills for services and materials furnished by the Facility and use its reasonable best efforts to collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or desirable reports and claims related to revenue production. Lessee hereby grants Manager the right to enforce Lessee's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (d) Order, supervise and conduct a program of regular maintenance and repair.

            (e) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the account of Lessee.

            (f) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

            (g) Provide for the orderly payment (to the extent funds are available therefor) of accounts payable, employee payroll, amounts due on short and long-term indebtedness, taxes, insurance premiums, and all other obligations of the Facility.

            (h) Institute standards and procedures for admitting patients, for charging patients for services, and for collecting the charges from the patients or third parties.

            (i) Obtain and maintain insurance coverage for the Facility naming Lessee, Manager and such other persons requested by Lessee as insureds as provided in Section 4.01 hereof.


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            (j) Negotiate and enter into, in the name of and on behalf of
Lessee, such agreements, contracts and orders as Manager may deem necessary or advisable, for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility.

            (k) Negotiate on behalf of Lessee (and in conjunction with Lessee's counsel) with any labor union lawfully entitled to represent employees of Lessee who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Lessee for its approval and execution.

            (1) Assist in maintaining all licenses and permits required for the operation of the Facility, its contracts with third party payors and other similar governmental and non-governmental agencies and intermediaries.

            (m) Make periodic evaluations of the performances of all departments of the Facility.

            (n) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in similar facilities.

            (o) Advise and assist Lessee in designing an adequate and appropriate public relations program.

      1.04 Executive Operating Committee. To assure adequate liaison between Lessee and Manager, Manager shall create an Executive Operating Committee which shall consist of (1) a member of the Manager's Staff, (2) the Administrator of the nursing home, and (3) a representative of Lessee to be selected by Lessee. The Executive Operating Committee shall meet at least quarterly, keep minutes of its proceedings, and shall have the following duties:

            (a) To maintain appropriate medical, ethical and professional standards within the nursing home.

            (b) To see that residents admitted to the nursing home receive the appropriate patient care.

            (c) To see that federal, state and local regulations are met.

            (d) To act in an advisory capacity in the overall operation of the nursing home.

      1.05 Reports to Lessee.

            (a) Manager shall prepare and deliver to Lessee, within forty-five
(45) days after the close of each calendar month, unaudited financial statements covering the prior month and containing a balance sheet and statement of income and expenses in reasonable detail. Manager shall also provide any required assistance to the independent accountants for the Facility, who shall be selected by Manager, in the preparation of audited annual financial statements for the operation of the Facility. Such financial statements shall be prepared at Lessee's expense in accordance with generally accepted accounting principles in the health care field consistently applied and delivered to Manager and Lessee within ninety (90) days


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after the end of each fiscal year of the Facility. Manager shall prepare reports or provide information to Lessee required by the Lease, any loan documents of HCPI or any loan documents evidencing or securing the WCI Loan.

            (b) Manager shall submit to Lessee each twelve (12) months its budget for the operation of the Facility setting out anticipated income, expenses and capital expenditures during the succeeding twelve (12) month period. Manager shall use its best efforts to operate the Facility in accordance with the provisions of the budget for the Facility as submitted to Lessee. Such proposed budget for the Facility shall be delivered to Lessee prior to the commencement of the operational fiscal year of the Facility.

            (c) Manager shall schedule periodic management meetings to be attended by representatives of both Manager and Lessee no less frequently than semi-annually and shall furnish to Lessee quarterly written progress reports concerning the operation of the Facility.

      1.06  Bank Accounts and Working Capital.

            (a) Manager shall deposit on Lessee's behalf in a bank account or accounts of the Manager or the Facility established in Manager's name (the "Operating Accounts") all funds received from the operations of the Facility and such funds shall be disbursed from the Operating Accounts to and by Manager in the manner and order of priority described in subsection (b) below. The Operating Accounts shall be segregated from Manager's other depository and concentration accounts maintained with NationsBank in Atlanta, Georgia, or such other banking institution as Manager shall choose. Manager shall specify the signatory or signatories required on all checks or other documents of withdrawal for the Operating Accounts. Manager shall also deposit the personal funds of the Facility residents into a separate trust account established in Manager's name (the "Trust Account"). Manager shall designate those employees of the Facility with signature authority for all checks or other documents of withdrawal for the Trust Account. Manager shall specify the required signatory or signatories with Lessee' s written approval (such approval not to be unreasonably withheld).

            (b) All funds deposited in the Facility Depository Accounts shall be disbursed in the following order of priority and, in each case, in such amounts and at such times as required to be made in connection with the payment of:

                  (i)   the Facility's Lease payments;

                  (ii)  the costs and expenses of operating the Facility;

                  (iii) all accrued and unpaid interest on the WCI Loan;

                  (iv)  the Management Fee payable under Section 3.01 hereof;

                  (v) principal and all accrued but unpaid interest on Advances made by Manager pursuant to Section 6.11 of this Agreement or otherwise;

                  (vi) funding of reasonable reserves for ordinary and necessary operating expenses, including, without limitation, taxes, insurance, working capital needs and Lease payments, such


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                        reserves to be held in such subaccounts of the Operating
                        Accounts as Manager shall in its discretion deem necessary or desirable;

                  (vii) such payments and prepayments of principal on the WCI
                        Loan as Manager shall in its discretion deem necessary or desirable from funds available;

                 (viii) funding of a capital improvements reserve; and

                  (ix) any balance shall be paid to or held on behalf of Lessee.

      1.07 Access to Books, Records and Documents. If it is ultimately determined that Section 952 of the Omnibus Budget Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature of this Agreement for which payment may be made under the Medicare program; and

            (b) If Manager carries out any of the duties of this Agreement pursuant to a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the Untied States, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such subcontractors for which payment may be made under the Medicare program.

      1.08 Licenses.

            (a) Manager shall, on behalf of Lessee, use its reasonable best efforts to apply for, obtain and maintain all necessary licenses, permits, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility.

            (b) Neither Lessee not Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Lessee's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

            (c) Manager shall, with the written approval of Lessee, have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Lessee, the validity or application of any law, ordinance, rule, ruling, regulation, order or


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requirement of any governmental agency having jurisdiction over the operation of the Facility. Lessee, after having given its written approval, shall pay attorneys' fees incurred with regard to the contest. Counsel for any such contest shall be selected by Manager. Manager shall have the right, without the written consent of the Lessee, to process all third-party claims for the services of the Facility, including, without limitation, the full right to contest to the exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

      1.09 Administrator. Manager shall employ or lease for the Facility an Administrator to serve as the chief executive officer of such Facility. The Administrator shall be an employee of and shall be compensated by Lessee and Manager shall pay on Lessee's behalf out of the Operating Accounts of the Facility, in advance, on or before the fifth (5th) day of each month, all compensation, including salary, fringe benefits, bonuses and business expense reimbursements approved by Manager, to the Administrator. The term "fringe benefits" shall include, without limitation, employer's F.I.C.A. payments, unemployment compensation and other employment taxes, bonuses, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums and disability and other benefits.

      1.10 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of the Lessee, not of Manager, but all such obligations shall be paid by Manager on Lessee's behalf out of the Operating Accounts of the Facility. With the Lessee's prior written consent, Manager may contest the validity or amount of any such tax or imposition on the Facility in the same manner as described in Section 1.08(c) hereof.

      1.11 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such authorized representative of Manager during such visits and all out-of-pocket expenses arising from travel and lodging connected with such visitations shall not be charged separately to Lessee.

      1.12 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any material statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility and to comply with all orders and requirements of the local board of fire underwriters or any other body which may exercise similar functions; provided, however, that Manager shall not be required to expend its separate funds in order to comply with any such statutes, ordinances, laws, rules, regulations or orders, and to the extent any funds are so required, it shall fulfill its obligations hereunder by notifying Lessee of the actions necessary in order to be in compliance therewith and expending such funds of Lessee as Manager may deem available for such purpose.

      1.13 Quality Controls. Manager shall activate and maintain on a continuing basis a "Quality Assurance Program" in order to provide objective measurements of the quality of health care provided at the Facility and, in connection therewith, shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and inspections.

      1.14 Staff Specialists. In addition to the other managerial services provided for herein, Manager shall make available to the Facility, for consultation and advice, when


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necessary, specialists in such fields as accounting, auditing, budgeting, dietary services, environmental control, management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures, and third-party reimbursement.

      1.15 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement if Manager is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God, or the action or promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default hereunder or otherwise liable for any error of judgment or act or omission in the performance of its services hereunder, which is made in reasonable good faith, except for its wilful default or gross negligence.

      1.16 Extraordinary Services. Lessee agrees that any extraordinary or specialized service recommended by Manager may be performed for a separate fee as agreed upon by Manager in advance of the performance of such service. If Manager provides such service, such fee shall not be in excess of such amount as would be charged by a third party, negotiating at arm's length, for the performance of such service.

      1.17 Obligations under WCI Loan. Manager acknowledges the existence and terms of that certain promissory note of even date herewith executed and delivered by Lessee in the sum of $3,642,846.00 relating to the WCI Loan, as more particularly described in Article V. Manager agrees to perform or cause to be performed, on Lessee's behalf, for so long as the Management Agreement remains in full force and effect, all covenants therein relating to the operation of the Facility.

      1.18 Maintenance of Facility. Manager agrees to maintain the Facility in a good and serviceable condition, ordinary wear and tear and damage by fire or other casualty or resulting from condemnation excepted, to the extent sufficient revenues of the Facility are available for such purpose.

                                  ARTICLE II

                             TERM AND TERMINATION

      2.01 Term. The term of this Agreement shall commence on the date of this Agreement and, unless sooner terminated as provided herein, shall end upon termination of the Lease.

      2.02 Option to Extend Term. If Lessee exercises its option to extend under the Lease, Manager shall have the option to extend the term of this Agreement for a term equal to the Lease extension by giving written notice to Lessee of Manager's exercise of such right and option not later than three (3) months prior to the end of the original term hereof or the term hereof as previously extended. Each and all of the provisions of this Agreement shall apply during the extended term(s) of this Agreement.


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      2.03 Termination for Cause.

            (a) If either party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such party of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party or all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred and twenty (120) consecutive days, then, in case of any such event, the term of this Agreement shall expire, at the other party's option, upon five (5) days written notice.

            (b) If Lessee shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by Lessee, and such default shall continue for a period of thirty
(30) days, (or ten (10) days in the case of a failure to pay any amounts due Manager under this Agreement) after notice thereof by Manager to Lessee, then, in case of any such event and upon the expiration of any period of grace applicable thereto, the term of this Agreement shall expire, at the option of the Manager, upon five (5) days written notice to the Lessee. Such termination shall be without prejudice to (i) Manager's right to receive management fees under Article III hereof through the end of the month in which such termination becomes effective together with any and all other sums loaned or advanced to Lessee or on Lessee's behalf by Manager under this Agreement or otherwise; (ii) the right of WCI to receive repayment of any and all Advances to Lessee pursuant to Section 6.11 hereof; and (iii) the rights of Manager in, to and under the Assignment of Certificates of Deposit by and among WCI, Manager, Lessee, Evangeline Health Care, Inc. ("EHC"), and certain subsidiaries of EHC.

      2.04 Optional Termination.

            (a) Manager has the option to terminate this Agreement, without damage or penalty, upon ten (10) days prior written notice to Lessee, upon the occurrence of either of the following events:

                   (i) The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (x) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of six (6) months to its condition immediately preceding such damage, or (y) the conducting of normal operations of the Facility would be prevented for a period of six (6) months or more; or

                  (ii) Title to or the temporary use of all or substantially all the Facility is taken under the exercise of the power of eminent domain by any governmental authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties prevents or is likely to prevent the conducting of normal operations at the Facility for a period of at least six (6) months.


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      Provided, however, that in either of such events, Manager shall have the right to rebuild, restore or otherwise rearrange the Facility and recommence operations thereof, and thereupon Manager shall continue to manage the Facility under the same terms, conditions, and fees as provided herein.

            (b) Manager shall have the option to terminate this Agreement without damage or penalty upon ten (10) days prior written notice to the Lessee following the sale, transfer, assignment, or other disposition, in whole or in part, by the Lessee of its interest in the Facility. In the event Lessee is a corporation, any dissolution, merger, consolidation or other transfer of a substantial portion of the stock of Lessee shall constitute an assignment of the Facility for all purposes of this Section 2.05(b). The term "substantial portion" means the ownership of stock possessing, and of the right of exercise, at least fifty percent (50%) of the total combined voting power of all classes of stock of such corporation, issued, outstanding and entitled to vote for the election of directors whether such ownership is direct ownership, or indirect ownership through ownership of stock possessing, and of the right to exercise, at least fifty percent (50%) of the total combined voting power of all classes of stock of another corporation or corporations; provided, however, that this prohibition on stock transfer shall not apply to a "publicly traded corporation," which term is hereby defined for all purposes under this Agreement as a corporation whose shares of stock have been registered pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the state securities laws pursuant to an exemption from the aforementioned statutes.

      Notwithstanding the foregoing, for so long as (i) the WCI Loan remains outstanding and unpaid or (ii) this Agreement remains in force or effect, no sale, transfer, assignment or other disposition, in whole or in part, by Lessee of its interest in the Facility shall be permitted without Manager's written consent, which consent may be granted or withheld in Manager's sole and absolute discretion. The parties acknowledge and agree that any purported sale, transfer, assignment or other disposition by Lessee in violation of this Section 2.04(b) shall, at Manager's option, be null, void and of no force or effect, and that equitable remedies, including the remedy of specific performance (to compel rescission of any such sale, transfer, assignment or other disposition) and injunctive relief (to prevent or restrain such prohibited actions) shall be available to Manager, in addition to its rights and remedies at law and under this Agreement.

                                  ARTICLE III

                                MANAGEMENT FEE

      3.01 Management Fee. Effective as of the date of this Agreement and for the remainder of the term hereof, Manager shall receive from Lessee, and Lessee shall pay to Manager, each month during the term hereof, as the amount due for services, a management fee equal to six and one-half percent (6.5%) of the Gross Revenues of the Facility. "Gross Revenues" shall mean, for the Facility, total revenues of such Facility, including, without limitation, all ancillary fees, charges, rentals and other revenue derived in any way from the operation of such Facility, on an accrual basis, after deduction of allowances for contractual adjustments as they relate to third-party payors and before deduction of any and all expenses.

      3.02 Payment of Management Fees. On or before the tenth (10th) day of each month during the term hereof, Lessee shall be obligated to pay Manager an estimated management


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fee, calculated in accordance with Section 3.01 hereof, based on the estimated
Gross Revenues of the Facility during the current month. All management fees due hereunder shall be withdrawn from the Operating Accounts and paid to Manager. Any late payments of management fees not made after three (3) days written notice to Lessee shall bear interest equal to the Advance Rate (as defined in Section 6.11 hereof) from their original due date until fully paid.

      3.03 Adjustment. Within fifteen (15) days after the delivery of the annual financial statements of the Facility, Lessee shall pay to Manager or Manager shall credit Lessee such amount as is necessary to make the amount of the management fees paid with respect to the year to which the financial statements relate equal to the amount of management fees shown to be due by the annual audit.

                                  ARTICLE IV

                              COVENANTS OF LESSEE

      4.01 Insurance. Manager shall provide and maintain, on behalf of Lessee and at Lessee's expense, throughout the term of this Agreement, insurance with responsible companies naming Lessee and Manager (as their respective interests may appear) as insureds as required in the Lease.

      4.02 Licensing; Changes and Services. Subject to the terms of the Lease, Lessee agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Lessee agrees that it will not, through the exercise of its overall supervisory powers, substantially change the services rendered by the Facility during the term hereof without the prior written approval of Manager.

      Nothing contained in this Section 4.02 shall affect the duties and obligations of Manager with regard to the applying for, obtaining and maintaining all necessary governmental licenses, permits, consents and approvals set forth in Section 1.08 hereof.

      4.03 Transfer of Leasehold. Subject to the requirements of the Lease, Lessee further acknowledges and agrees that upon the transfer, lease, assignment, sale or other disposition or conveyance of all or any part of its leasehold interest in and to the Facility, this Agreement shall remain in full force and effect unless otherwise terminated as provided in Section 2.04(b). Subject to the requirements of the Lease, Lessee covenants and agrees that in the event that it sells, assigns or otherwise transfers its leasehold interest in and to the Facility at any time while this Agreement is in effect, it will require the transferee to assume the obligations of the Lessee hereunder. The provisions of this Section 4.03 are in addition to, and do not modify or abridge, the prohibitions against sale, transfer, assignment or other disposition of the Facility, as set forth in Section 2.04(b).


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      4.04 Damage or Destruction. If the Facility or any portions thereof shall be damaged or destroyed by fire or other casualty, Lessee shall commence to repair, restore, rebuild or replace any such damage or destruction within sixty
(60) days after such fire or other casualty and shall proceed with due diligence to complete such work within a reasonable period of time.

                                   ARTICLE V

                                 LOAN FROM WCI

      In addition to the agreements set forth herein between Lessee and Manager relating to management of the Facility, WCI, the parent corporation of Manager, has provided Lessee with the WCI Loan in the principal sum of $3,642,846.00 evidenced by a promissory note of even date herewith from Lessee payable to the order of Lessee, and secured by, among other documents and instruments, (a) a pledge agreement for 100% of the outstanding corporate stock of Lessee; (b) a security agreement for all of the accounts receivable, intangibles and other personal property in which Lessee has an interest of any kind; (c) an assignment of the collateral (or substituted collateral) now or hereafter provided to secure the reimbursement obligations of Lessee or Manager to such bank or financial institution (the "Issuer") as shall have issued letters of credit in favor of Health Care Property Investors, Inc., as beneficiary (which letters of credit presently aggregate $1,150,000.00) to secure the obligations of Lessee under the Lease, (d) a leasehold deed of trust and (e) an assignment of rents and leases. This Management Agreement is a material inducement to the making of the WCI Loan, and accordingly, is coupled with an interest, is irrevocable by Lessee and non-cancellable by Lessee unless expressly provided in this Agreement to the contrary, and then only upon the occurrence of such circumstances as may be described herein.

                                  ARTICLE VI

                            MISCELLANEOUS COVENANTS

      6.01 Assignment. Lessee shall not assign its rights and/or obligations under this Agreement without the prior written consent of Manager or pursuant to the provisions of the Lease. Manager shall not assign its rights and/or obligations under this Agreement, except to an affiliate of Manager, without prior written consent of Lessee.

      6.02 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      6.03 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Lessee and Manager with respect to the Facility.

      6.04 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), or mailed, postage prepaid, registered, or certified mail return receipt requested:

            (a)   to Lessee, by addressing the same to:

                  NCHC, Inc.
                  3501 N. Causeway Boulevard
                  Suite 740
                  Metairie, Louisiana  70002
                  Attn: Melville F. Borne

            (b)   to Manager, by addressing the same to:

                  WelCare International Management Corporation
                  7000 Central Parkway
                  Suite 970
                  Atlanta, Georgia  30328
                  Attn: Mr. J. Stephen Eaton, President

or to such other address or to such other person as may be designated by notice given from time to time during the term of this Agreement by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, telegraph or telecopy (receipt confirmed).

      6.05 Entire Agreement; Amendments. The Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Lessee and Manager.

      6.06 Governing Law. This Agreement has been executed and delivered in the State of Georgia, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia (without regard to its rules of conflicts of laws).

      6.07 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only and do not constitute a part hereof.

      6.08 Disclaimer of Employment of Facility Employees. No person employed in the operation of the Facility will be an employee of Manager, and Manager will have no liability for payment of their wages, fringe benefits, payroll taxes and other expenses of employment.

      6.09 Costs and Expenses; Indemnity. All fees, costs and expenses arising out of, relating to or incurred in the operation of the Facility, including, without limitation, the fees, costs, and expenses of Manager and outside consultants and professionals, shall be the sole responsibility of Lessee and shall be payable as operating expenses of the Facility. Manager, by reason of the execution of this Agreement or the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Lessee whatsoever, arising out of or relating to the Facility or incurred at its operation, except the salary of Manager's employees and the expenses and costs incurred at its central administrative offices in performance of its obligations hereunder. Lessee agrees to indemnify and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages or other liabilities, including the costs and expenses incurred in connection therewith, arising out of or relating to the ownership of the Facility (except those resulting from the wilful misconduct or gross negligence of Manager), including, without limitation, any liability asserted against Manager or any of its officers, directors, employees or agents by reason of any action taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Lessee.

      6.10 Responsibility for Misconduct of Employees and Other Persons. Manager will have no liability whatsoever for damages suffered on account of the dishonesty, misconduct or negligence of any employee of or employee leased by the Facility or any officer, director, partner, stockholder, employee or agent of Lessee. Manager shall be liable to the Facility in connection with damage or loss directly sustained by Lessee by reason of the dishonesty, wilful misconduct and gross negligence of Manager's employees in the operation of the Facility during the term of the Agreement.

      6.11 Advances by Manager. Manager shall have the right, but not the obligation, to advance to Lessee any and all sums required to maintain all necessary licenses and permits and to otherwise keep the Facility operating as a fully insured nursing home in good condition and repair. All such sums advanced by Manager to Lessee shall be repaid by Lessee, with interest commencing on the date such sums were advanced at a rate equal to the announced prime rate of interest of NationsBank of Georgia, N.A., Atlanta, Georgia, plus two percent (2%) per annum ("Advance Rate"), immediately upon written notice thereof to Lessee, and Manager shall have the right at any time and from time to time to instruct the signatories of the Operating Accounts to withdraw and pay to Manager amounts necessary in order to repay such advances.

      6.12 Definition of Affiliate. For purposes of this Agreement, the term "affiliate" shall mean any person or entity which Manager or Lessee or their respective stockholders or individual partners, directly or indirectly, through one or more intermediaries, controls, is in common control with, or is controlled by.

      6.13 Authorization of Agreement. Manager and Lessee represent and warrant, each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice, or both result in a default under or violate or conflict with (i) the provisions of the articles of incorporation and bylaws of Manager or Lessee, or (ii) any other material agreement, mortgage, loan agreement or other contract or instrument by which either party is bound or to which any of its property or assets are subject, or
(iii) any existing law, regulation, court order or consent decree by which either party is bound or to which any of its property or assets are subject.

      6.14 Liability. The obligations and duties of Lessee under this Agreement are solely the obligations and duties of Lessee, a corporation, and not of any of its officers, directors, employees, affiliates, attorneys or shareholders. Manager shall look solely to Lessee for performance of the obligations evidenced by this Management Agreement and Manager shall not assert any claim, action, right of action or cause of action against the officers, directors, employees, affiliates, attorneys or shareholders of Lessee for the performance of the obligations of Lessee under this Agreement, whether such claims, actions, rights of action or causes of action are now existing or hereafter arising, accrued or unaccrued, under any legal or other right or theory, including by a piercing of the corporate veil of Lessee. Nothing herein shall affect any obligations of Evangeline Health Care, Inc. ("EHC") or any subsidiaries or affiliates of EHC for breach of any warranties, representations or covenants contained in that certain Leasehold Purchase and Sale Agreement dated as of December 21, 1995, as amended and modified of even date herewith pursuant to that certain Agreement Regarding Assignment, Loan and Management Agreements.

                                  ARTICLE VII

                              OPTION TO PURCHASE

      Pursuant to the Lease HCPI has granted to Lessee a right of first refusal and an option to purchase from HCPI the Facility, related tangible and intangible personal property and all of HCPI's right, title and interest in and to the license to operate the Facility. Such right of first refusal and option to purchase are collectively hereinafter referred to as the "Lease Option."

      The following grant to Manager of certain rights and options in respect of the Lease Option shall be so construed as not to apply unless Lessee shall have a right to exercise the Lease Option. In the event Lessee receives notice of its right to exercise the Lease Option, Lessee shall provide Manager with a copy of such notice and shall, if permitted to do so under the terms of the Lease or if Manager so requests, exercise such option or right of first refusal and thereafter assign or convey its right, title and interest in, to and under the Lease Option to Manager. If not permitted under the terms of the Lease Option to assign or convey the Lease Option to Manager, whether before or after exercise thereof, then at Manager's request, Lessee shall proceed to acquire the Facility on Manager's behalf, pursuant to the terms of the Lease Option, and upon completion of such acquisition, Lessee shall convey the facility to Manager upon the identical terms and conditions, including purchase price, by which Lessee acquired the Facility.

      Subject to applicable limitations on the right of Lessee to exercise the Lease Option as may appear in the Lease, Lessee hereby grants unto Manager, its nominees, assigns, successors or representatives, the exclusive and irrevocable right and option to acquire, pursuant to the identical terms and conditions (including purchase price) set forth in the Lease Option for Lessee's purchase of the Facility, all of HCPI's right, title and interest, now or hereafter owned or possessed by HCPI, or acquired by Lessee pursuant to the Lease Option, in and to (i) the real estate on which the Facility is located, together with all buildings, structures and improvements now or hereafter located thereon, including without limitation, the Facility, and all rights, tenements, hereditaments and appurtenances thereunto belonging or in any wise appertaining thereto, all right, title and interest of HCPI in and to any and all appurtenant easements and any and all roads, streets, lanes and highways, whether public or private, adjacent to or adjoining the Facility, and the reversion or reversions, remainder or remainders, rents, issues or profits thereof, and all tangible personal property now or hereafter owned by HCPI and now or hereafter located on or at the Facility or actually or constructively attached thereto or to the buildings, structures or improvements thereon, and all right, title and interest of HCPI in and to all licenses required to operate the Facility (to the extent such licenses can be conveyed or transferred under applicable law), all as more particularly described in the Lease Option; (ii) the personal property of HCPI of any nature whatsoever, tangible or intangible, wherever situated, now or hereafter owned by HCPI and now or hereafter located on or about the Premises and/or used in connection with the operation of the Facility (collectively, the "HCPI Assets").

      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

                                    NCHC, INC.

                                    By: /s/ Nannette C. Alba
                                       --------------------------------------
                                       Nannette C. Alba, Sr. Vice President

                                    WELCARE INTERNATIONAL MANAGEMENT
                                    CORPORATION

                                    By: /s/ Alan C. Dahl
                                       --------------------------------------
                                        Alan C. Dahl, Vice President

                                SCHEDULE 10.34

      CHMC has entered into agreements with NCHC, Inc. substantially identical to Exhibit 10.34 as follows:

      1. Long Term Care Facility Management Agreement dated March 25, 1996 for Caldwell County, North Carolina facility.

      2. Long Term Care Facility Management Agreement dated March 25, 1996 for Buncombe County, North Carolina facility.

      3. Long Term Care Facility Management Agreement dated July 18, 1996 for Buncombe County, North Carolina facility. A material detail in which this agreement differs from Exhibit 10.34 is that the amount of the "WCI Loan" to NCHC referenced therein is $4,546,926.00 and is evidenced by the Amended and Restated Promissory Note from NCHC dated as of March 25, 1996.


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